EX-10.10
                           MEMORANDUM OF UNDERSTANDING

                           MEMORANDUM OF UNDERSTANDING
                                   BETWEEN
                        PLATFORMS INTERNATIONAL CORPORATION
                                     AND
                          COMPOSITE OPTICS, INCORPORATED

This Memorandum of Understanding is made and entered into by and between Platforms International Corporation ("Platforms") and
Composite Optics, Incorporated ("COI").

WHEREAS Platforms is completing and finalizing the development and implementation of its Airborne Relay Communications "ARC" System, an airborne wireless telecommunications TDMA, COMA, PCS System, which has been under progressive stages of development by Platforms since March 1997. The ARC System "Proof of Concept" initial demonstration was conducted in May 1998 in San Diego, California, with COI providing technical support. The ARC System was subsequently "ALPHA" demonstrated in September 1999, in Alpine, Texas, to Platforms' prospective client, AMERICEL, S.A. who, based on the results of the demonstration as independently audited and certified by LCC International awarded Platforms a $330 million conditional contract on April 28, 2000 for the lease/purchase of five (5) ARC System installations in Brazil, subject to satisfactory commercial conditions and the performance of a successful "BETA" demonstration of the ARC System in Brazil in 4Q-2000.

In order to comply with the terms and conditions of its Agreement with AMERICEL S.A. and field a BETA demonstration of the ARC System in Brazil in 4Q-2000. Platforms desires to engage and retain the technical support services of COI, on a contractual basis (ref paragraph #2 and #8), to build its airborne wireless telecommunications TDMA payloads to be installed and integrated onto an Aerostat Airship and Fixed Wing Aircraft, which when operating in combination, comprise Platforms' exclusive "Hybrid Airborne Platform System" ("HAPS") - a strategic combination of Aerostat Airship Constellations supported by Fixed Wing Aircraft - the most advanced and cost effective wireless communications Airborne System delivery vehicle in the industry and one of Platforms' exclusive, key strategic competitive advantages.

WHEREAS COI an experienced developer and provider of antenna and communications payloads for the aerospace industry, desires to be engaged and retained by Platforms, on a contract basis (ref paragraph #2 and #8), to support the development and implementation of the ARC System Airborne Wireless Telecommunications TDMA Payload required for the BETA Demonstration under the AMERICEL S.A. Contract.

WHEREAS Platforms and COI agree that the two ARC System Wireless Telecommunications TDMA Payloads (2) required for the BETA Demonstration in Brazil: (1) Aerostat Airship; (2) Fixed Wing Aircraft; shall be developed and manufactured by COI. The design will be in conformance with to the extent possible the ARC System baseline design specifications and expanded and enhanced as required.. This is set forth in the Platforms' proprietary ARC System Confidential Intellectual Property System Design Specifications Document as jointly developed and produced on July 13, 1999 by Platforms and TechnoCom Corporation, under exclusive contract with Platforms, and used by Platforms and TechnoCom as the blueprint for the design, manufacture, and aircraft integration of the ARC ALPHA System, which was successfully demonstrated in September 1999 in Alpine, Texas, and which was the basis for the AMERICEL Contract and the forthcoming BETA Demonstration in Brazil.

The ARC System Confidential Intellectual Property System design Specifications Document as developed and produced on July 13, 1999 by Platforms and TechnaCom Corporation was delivered by Platforms to COI on May 31, 2000, under a Proprietary Information Exchange and Non-disclosure Agreement, for use by COI as a Platforms-proprietary source document for the final design and development of the Platforms Airborne Relay Communications "ARC" BETA / Pre-production System to be delivered to Americel and demonstrated in Brazil in 4Q-2000.

PIC and COI agree as follows:

1. COI shall support the ARC System Beta Test Demonstration in Brazil, by working to finalize the details of a Memorandum of Understanding MOU by 6-9-00 for the development of the Aerostat Airship and Aircraft TDMA wireless telecommunications payloads, and related System engineering support.

2. PIC will provide COI with a letter contract (Authorization to proceed) by 6-20-00, including funding in the amount of $225,000.00 ($25,000.00 previously owed). Both parties agree to work to establish a definitive contract for a time and material effort within 30 days of execution of this document. The definitive contract will define any exclusivity in the relationship between COI and PIC.

3. COI will host the ARC System overview meeting with Ericsson and Lindstrand on the 12th of June at the Rancho Bernardo Payload Facility.

4. The exchange of any data under this MOU, or any agreement developed as a result of this MOU shall be governed by a Proprietary Information Exchange Agreement dated May 12, 2000 between PIC and COI.

5. In exchange for the agreed compensation set forth above, PIC shall receive the full benefit of COI's design and fabrication labor toward the completion of two airborne wireless telecommunications TDMA payloads: one for integration onto an Aerostat Airship, and one for integration onto an aircraft, most likely, the Beechcraft King Air B200. All intellectual property and patentable hardware/software systems, processes, and other related technology resultant from COI's work on behalf of Platforms shall be the exclusive proprietary intellectual property (patents) of Platforms. COI shall support the process of assisting Platforms in the isolation and identification of all such intellectual property and patentable hardware/software systems, processes, and other related technology resultant from COI's work on behalf of Platforms.

6. The contractual relationship established under this MOU shall be exclusive for 30 days (Ref #2 above), on both sides. Exclusively defined as; Platforms shall not solicit or engage any other entitles to perform any TDMA/CDMA/PCS/Data communications Payload design and or development work without COI's written authorization: COI shall not perform any TDMA/CDMA/PCS/Data communications Payload design and or development work for system in Brazil or Argentina without Platforms' written authorization.

7. As a follow-up to this MOU, it is the intent of COI and PIC to explore the possibility of developing mutually beneficial joint venture and/or strategic alliance that includes a Long Term Agreement for COI and Platforms, or for the formation of a new company that undertakes the design, manufacture, and marketing of airborne telecommunications payloads, with the opportunity of negotiated equity participation by each party, depending on participation role and contribution.

8. COI hereby acknowledges and represents that it had no significant previous business relationship of affiliation with Ericsson and Lindstrand Balloons, and that Platforms is the party making the original introduction of these companies to COI for the purpose of forming the technical team required to field a successful BETA Demonstration for AMERICEL S.A. These introductions are being made to facilitate communications and the exchange of confidential information between all members of the ARC System BETA team; relying fully on the non-disclosure, non-corporate, and non-circumvent protection covenants that govern the exchange of valuable, proprietary information between Platforms and COI.

In witness thereof, this Memorandum of Understanding is hereby executed by the respective authorized representatives.

Platforms International Corporation
Composite Optics Incorporated


Name: William C. Martin
Name: Mark E. Bonebright


Signature: /s/  William C. Martin          Signature: /s/Mark E. Bonebright
Title: Chairman and CEO                    Title: General Manager
Date: June 16, 2000                        Date: June 16, 2000